EXHIBIT 99.1
Conference Call Transcript

CAT - Q3 2009 Caterpillar Inc. Earnings Conference Call

Event Date/Time: Oct. 20. 2009 / 11:00AM ET

CORPORATE PARTICIPANTS

 Mike DeWalt
 Caterpillar Inc. - IR

 Jim Owens
 Caterpillar Inc. - Chairman & CEO

 Ed Rapp
 Caterpillar Inc. - Group President

 Dave Burritt
 Caterpillar Inc. – Vice President & CFO

CONFERENCE CALL PARTICIPANTS

 Meredith Taylor
 Barclays Capital - Analyst

 Robert McCarthy
 Robert W. Baird & Co. - Analyst

 Andy Casey
 Wells Fargo Securities - Analyst

 Ann Duignan
 JPMorgan - Analyst

 Daniel Dowd
 Sanford Bernstein - Analyst

 Jamie Cook
 Credit Suisse - Analyst

 Alexander Blanton
 Ingalls & Snyder - Analyst

 Robert Wertheimer
 Morgan Stanley - Analyst

 Andrew Obin
 BofA-Merrill Lynch - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen and welcome to the Caterpillar third-quarter 2009 earnings results conference call. At this time, all lines have been placed on a listen-only mode. We will open the floor for your questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, Mr. Mike DeWalt. Sir, the floor is yours.

Mike DeWalt - Caterpillar Inc. - IR

Thank you very much and good morning and welcome to Caterpillar's third-quarter earnings conference call. I am Mike DeWalt, the Director of Investor Relations. I am pleased to have our Chairman and CEO, Jim Owens; Group President, Ed Rapp; and our CFO, Dave Burritt, with me on the call today.

This call is copyrighted by Caterpillar Inc. and any use, recording or transmission of any portion of the call without the express written consent of Caterpillar is strictly prohibited. If you would like a copy of today's call transcript, you can go to the SEC filings area of the Investors section of our cat.com website or to the SEC's website where it will be filed today as an 8-K.

In addition, certain information relating to projections of our results that we will be discussing today is forward-looking and involves risks, uncertainties and assumptions that could cause actual results to materially differ from the forward-looking information. A discussion of some of the factors that, individually or in the aggregate, we believe could make actual results differ materially from the projections can be found in our cautionary statements under Item 1A, Business Risk Factors, of our Form 10-Q filed with the SEC July 31, 2009. It is also in the Safe Harbor language contained in today's release.

Okay, earlier this morning, we reported results for the third quarter of 2009. We updated our outlook for the full year and we provided a preliminary outlook for 2010 sales and revenues. To start this morning, I will summarize the results for the quarter, which we expected would be a difficult quarter and we said so during our earnings conference call last quarter.

In addition to weak end-user demand, we expected dealers to continue with sizable reductions in new machine inventories and had more extensive temporary factory shutdowns planned for the third quarter. In general, that happened. End-user demand was weak, dealers reduced their new machine inventories by about $1.1 billion during the quarter and engine sales declined as well.

Sales and revenues were $7.3 billion for the quarter, a 44% decline from the third quarter of 2008. Third-quarter profit was $0.64 a share and that was down $0.75 from the third quarter of 2008. There were no employee redundancy costs in the quarter, but we do expect more in the fourth quarter.

Okay, those were the headline numbers for the quarter. Now I will go into a little bit more detail on the $5.7 billion decline in the top line. Machinery volume was down $4.5 billion, excluding the impact of Caterpillar Japan. Broadly, you can look at the drop in Machinery volume in two major chunks -- weak end-user demand and the change in dealer inventories.

Worldwide, dealer machine sales were about half of the 2008 third-quarter level. Over the past year, we have seen an extraordinarily steep drop in demand in the industries we serve. And to put that in perspective, in the United States, sales to end users are down about 80% from the peak, which was in the first quarter of 2006 and is well below the historic trendline.

In addition, the impact of dealer inventory changes had a very sizable impact on the change in our quarter-over-quarter Machinery sales. Dealers lowered machine inventories $1.1 billion during the third quarter and that means our sales of new machines were about $1.1 billion below dealer sales to end users.

To put the year-over-year impact on our sales in perspective, you need to also understand what happened in dealer inventories last year. During last year's third quarter, dealers increased inventory about $100 million. That means that dealer inventory changes had a negative impact on our quarter-to-quarter sales of about $1.2 billion.

Turning to Engines, very weak demand also had a significant negative impact on engine volume, which was down $1.5 billion from the third quarter last year and dealers also reduced engine inventories in the quarter.

Financial Products revenues were off $118 million and currency had a negative impact on sales of $138 million as a result of a stronger dollar compared with the third quarter of 2008. I know that talking about a strong dollar seems odd with exchange rates where they are today, but if we look at average rates for the third quarter of last year versus average rates for the third quarter of this year, the dollar is a bit stronger on average.

On the positive side for sales and revenues, price realization was favorable, $227 million or about 3% and the consolidation of Cat Japan added another $280 million. You'll see in this morning's financial release that, in total, Machinery sales were down 52% in the quarter and Engines sales were off 35%. What is important to remember about both of these principal lines of business is that they include all of our integrated service businesses other than Financial Products. They include areas like service parts, our remanufacturing business, Progress Rail, Cat Logistics, OEM solutions and turbine-related services.

These integrated service businesses are a key element of our overall strategy and very important to the strategy for the trough of the business cycle. While the total sales and revenues of our integrated service businesses declined from the third quarter last year, the rate of decline has been much less than that of new machines and engines. In fact, when you look at our total of $7.3 billion in sales and revenues for the quarter, our integrated service businesses in total, and that includes Financial Products, were about half of the total.

One final point about sales and it is about dealer machine inventory, there is no doubt that the significant reduction in dealer inventories had a substantial negative impact on our sales. But as painful as that has been, the good news is that we are well down the path to getting it behind us. That is not to say that it is over. In fact, we expect more in the fourth quarter. So far this year, dealers have taken out about $2.6 billion and we expect that could grow to between $3 and $3.5 billion by year-end. To put that in some perspective, a $3.5 billion drop would mean that dealer machine inventories at the end of this year would be about half of the level at the end of 2008.

With that, let's turn to third-quarter profit. To recap, we reported a $0.64 per share profit in the quarter and again, there were no employee redundancy costs in the quarter. While profit was down substantially, given the drop in sales, we had a good quarter. That said, sales and revenues were down 44% and the decline in volume was the major negative profit driver in the quarter.

But in addition to volume, the impact of the consolidation of Cat Japan was negative and Financial Products' profit was lower than the third quarter of 2008. And I will cover Cat Financial a little deeper in a few minutes.

There were, however, a number of positives that helped mitigate the profit drop. Combined, we reduced SG&A and R&D costs $362 million in the quarter. Our manufacturing costs were favorable, $284 million and that included LIFO inventory decrement benefits of $120 million. Excluding the LIFO impact, manufacturing costs were favorable, $164 million. About a third of that was from material costs and about two-thirds from lower labor and overhead costs. This was the first quarter this year that manufacturing costs were favorable excluding the LIFO decrement.

With the inefficiency that usually comes with significant reduction in production volumes, the fact that our manufacturing, labor and overhead costs were favorable this quarter is a significant achievement. Price realization was also positive for profit in the quarter at $227 million. Taxes in the quarter were also significantly favorable and $129 million related to prior year tax returns. And most of that was from the settlement of US returns from 1995 to 1999. In addition, taxes were favorable as a result of the geographic mix of profits and losses.

Currency impacts in the quarter were relatively neutral compared with third quarter of 2008. The impact on operating profit was favorable and you can see that in the operating profit waterfall chart in this morning's release. But the impact on operating profit was about offset by exchange-related gains and losses reported on the other income and expense line on the income statement.

I know many of you are interested in incremental and decremental operating margin rates. Our decremental operating margin rate versus the third quarter of last year for Machinery and Engines was 15%. If you exclude the LIFO decrement benefit, it would have been about 17%. And again, that represents the change in Machinery and Engine's operating profit divided by the change in sales.

One more point on margins and this is actually a sequential comment from the second quarter to the third quarter, not a year-over-year comment. Despite a drop in Machinery sales from the second quarter of 2009 to the third quarter of 2009, the operating loss for Machinery actually improved in dollars from Q2 to Q3. And it was good to begin to see some improvement.

In summary on profit, volume was a big negative, but price realization held up. We were able to lower our manufacturing costs and we made significant reductions in SG&A and R&D. And our integrated service businesses helped in a quarter where new machine sales and new engine sales were very depressed. We expected a very tough first quarter and the analyst profit consensus for the quarter reflected that at $0.06 a share.

Favorable taxes were certainly one reason we did better than we and analysts expected. LIFO decrement benefits helped the quarter by $0.16 a share, but some of that was probably in the consensus estimate since we mentioned that during our second-quarter conference call earlier this year.

Even excluding taxes and LIFO though, we had a better than expected quarter. In addition to profit, we are highly focused on liquidity and generating solid cash flow. Our results are certainly moving in the right direction.

Some of the key points relative to liquidity and cash flow were Machinery and Engines' operating cash flow was positive, about $900 million in the quarter. Inventory continued to decline and is down $2 billion year-to-date. Pension-related funding for 2009 has largely been completed. Access to debt markets has been good and we are very well-positioned in terms of liquidity and we don't expect a need to issue additional term debt this year. Cash on the balance sheet at the end of the quarter was over $4 billion. Historically, the cash balance for us has been less than $1 billion, so currently we have about $3 billion of excess cash.

And the last thing I want to cover before moving on to the outlook is Cat Financial. Without a doubt, this has been a tough economic environment for Cat Financial. And over the past few quarters, questions related to Cat Financial have generally focused around three main topics -- liquidity, the status of Cat Financial's asset portfolio and profit. I will update you on all three subjects.

First, liquidity. As we started the year, Cat Financial had about $5 billion of long-term debt maturing in 2009. And so far this year, Cat Financial has issued about $3 billion in three, five, and 10-year notes, $700 million of retail notes, 650 million in medium-term euro notes, 500 million of Canadian dollar medium-term notes. In addition, Cat Financial has been collecting more receivables than they have been writing in new business and that is a result of weak sales of new Cat equipment.

Bottom line, Cat Financial does not anticipate the need for additional term debt this year and we anticipate that we will end 2009 in a very positive liquidity position.

In terms of Cat Financial's asset portfolio, 30-day past-dues were 5.79% at the end of the third quarter. That is up 26 basis points from 5.53% at the end of the second quarter. That is up from 3.64% at the end of the third quarter last year. As we said last quarter, we expect continued pressure on past-dues throughout the remainder of 2009 and while it is tough to call a specific peak, past-dues tend to follow economic conditions. Our expectation is that past-dues should peak over the next six months or so at levels not far from our recent experience and then gradually improve with economic recovery.

Credit loss net of recoveries was $65 million in the quarter. That is $10 million higher than the second quarter and $43 million higher than the third quarter last year. During the third quarter, Cat Financial increased the allowance for credit loss an additional seven basis points to 1.62% of net finance receivables. That is up from 1.55% at the end of the second quarter and 1.44% at year-end.

In terms of profit, Financial Products' profit before tax was $96 million in the quarter. That is down $75 million from the third quarter last year. Since last quarter, our full-year 2009 profit expectation for Financial Products has improved slightly.

Considering the economic environment, Financial Products is performing well. Liquidity is more than adequate, past-dues and credit losses are at historic highs, but are manageable and reasonably stable and profit, while lower than last year, is solidly positive.

Now I'll touch on the full-year outlook for 2009. With three quarters behind us, we have tightened the forecast range for both sales and revenues and profit. Sales and revenues are expected to be between $32 and $33 billion for the year and profit between $1.10 and $1.30 per share, including about $0.75 per share of employee redundancy costs. Excluding redundancy costs, and this is how the analyst consensus has been reflected, we expect profit between $1.85 and $2.05 a share for 2009. The midpoint of the profit outlook range is $0.25 per share higher than our previous outlook.

Now let's turn to 2010. As we usually do with our third-quarter earnings releases, we provided a preliminary outlook for next year's sales and revenues and for 2010, we expect sales and revenues to be up 10% to 25% from the midpoint of our 2009 outlook. We expect that developing economies will help lead the recovery and expect world economic growth of about 3% for 2010.

While that would be the best year for world growth since 2007, by historic standards, it would be a weak start to recovery, particularly given the severity of the recession. Given low levels of capacity utilization around the world and relatively high unemployment, we expect little risk of inflation in 2010. With unemployment high and rising, we assume most central banks will maintain very low interest rates through at least mid-2010 and then raise rates cautiously in the second half.

Many small businesses and large companies with less than investment-grade ratings are still finding it tough to obtain credit. As a result, we assume central banks will need to maintain expansive balance sheets throughout much of 2010 to further ease financial pressures.

Stimulus programs should have maximum impacts in the first half of 2010. And some governments may expand programs to provide additional support. Our forecast assumes that developing economies will continue to outperform developed economies. We are forecasting growth in the developing economies collectively of more than 5% in 2010 and growth of about 2% in the developed economies; a little more than that in the US, but lower growth in Europe and Japan. Improved world economic growth in 2010 should extend the ongoing recovery in commodity prices. We expect most commodity prices will be attractive for investment and that producers will increase both production and investment.

While we are increasingly positive on the prospects for economic growth in 2010, there are certainly risks. Economies likely will remain fragile well into 2010 and a renewed downturn would result in an even worse recession than the one just ended. In our view, the most significant risk is that central banks could begin raising interest rates and reducing balance sheets too quickly. However, we think that most central banks acknowledge this risk and indicate that they are in no hurry to tighten policies. As a result, we believe the chances of renewed recession next year are low.

In terms of our outlook for 2010 sales and revenues, a significant positive for next year is related to dealer inventories. This year, that is 2009, our dealers are likely to reduce new machine inventories $3 to $3.5 billion. At the midpoint of the 2010 sales range, we would expect little change in dealer inventories next year resulting in higher production and sales for Caterpillar. Absence of 2009's dealer inventory reduction by itself would improve our total top line by about 10% all else being equal.

In addition, a growing world economy, along with stronger demand for commodities and some increase in construction spending, should increase end-user demand for Machinery from the current extraordinarily depressed levels.

That said, the level of economic recovery anticipated in our outlook for 2010 is slower than historic precedents. While we expect Machinery sales to increase at the midpoint of our outlook range, we expect that sales of Engines, including turbines, will decline slightly from 2009.

While we expect an up-year for sales and revenues in 2010, it is likely to be another very challenging year with continued cost pressure. For example, R&D costs will likely go up next year as we continue to prepare for EPA Tier 4 and pension costs will be higher in 2010 as well, just two examples of cost headwinds that we face in 2010.

Okay, that wraps up our review of the quarter, the 2009 outlook and our top-line view of 2010. I think you can gather from the tone of our financial release, we think third-quarter profit and cash flow was very good considering the economy, the industries we serve and the extent to which dealers reduced their inventories during the quarter. And we are positive on the prospects for a sales increase next year. With that, we are ready to move on to your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Meredith Taylor.

Meredith Taylor - Barclays Capital - Analyst

Good morning. It's Barclays Capital and congratulations on the quarter. I am hoping that you can lay out the scenarios that are underlying the low end and the high end of your expectations. So in terms of a 10%, what are you looking for in terms of housing starts, global GDP growth and then what is implied at the high end of the range as well, please?

Jim Owens - Caterpillar Inc. - Chairman & CEO

It's Jim Owens. I will maybe take that one. We think a relatively flat retail business, meaning our dealer sales at the low end would -- the absence of the inventory correction we are experiencing this year would yield something in the $35 billion, $36 billion range. That would be the low end of our expectations. Our economist team with about a 3% increase in global GDP, most of the strength of that growth coming in the emerging markets of the world. Our industry opportunity, up about 15%. And with that and some marketshare gain that we think we are well-positioned for, we could see that higher end of the up 25%.

 Meredith Taylor - Barclays Capital - Analyst

Okay, so the 3% is basically implied at the midpoint. And then what is your vision for what would get you to the 25% growth rate? I mean is that predominantly a share gain? Is that greater investment in oil and gas and mining in some of those end markets? I mean maybe if you can calibrate the expectations there.

Jim Owens - Caterpillar Inc. - Chairman & CEO

Strength in commodity markets driven by reasonably robust growth in the emerging market theaters, particularly Asia, most of South America and Middle East. And those economies in the emergent middle class in those economies driving relatively high demand for commodities we think could get us to the higher end of our range.

Quite frankly, there is more uncertainty in sort of the top line than we are accustomed to. Keep in mind, there is $3.5 trillion worth of fiscal stimulus afloat in the world economy, pretty aggressive monetary policy, pro-growth and coming out of the steepest recession since the '30s. So it is going to be a very interesting year and one that we are trying to position our management team to respond to aggressively on both the upside, as well as, of course, the downside contingency that retail sales don't improve much. And even in that case, we think we will be up about 10%.

Mike DeWalt - Caterpillar Inc. - IR

Thanks, Meredith.

Operator

Andy Casey.

Mike DeWalt - Caterpillar Inc. - IR

Andy, are you there? I don't think we have him, operator.

Operator

Robert McCarthy.

Robert McCarthy - Robert W. Baird & Co. - Analyst

Good morning, everybody. It is Robert W. Baird & Co. First, let me ask you a little detail and then I will ask you my real question. Can you give us an idea, out of the $3 to $3.5 billion inventory reduction expectation that you have for this year, can you characterize how would you expect to see that Machinery versus Engine?

Mike DeWalt - Caterpillar Inc. – IR

When we talk $3 to $3.5 billion, that is all Machinery.

Robert McCarthy - Robert W. Baird & Co. - Analyst

But you talked about engine inventory reduction in the quarter. So that includes --?

Mike DeWalt - Caterpillar Inc. – IR

All the numbers that we quoted were machine inventory. We didn't actually quote any Engines numbers.

Robert McCarthy - Robert W. Baird & Co. - Analyst

And what are you expecting to see there for the full year?

Mike DeWalt - Caterpillar Inc. – IR

So far, Engine inventory for the year is down about $500 [sic $300] million. In the fourth quarter, it will probably continue to go down a little bit, but not much.

Jim Owens - Caterpillar Inc. - Chairman & CEO

I think that's a good point though. Our total inventory reduction, Machines, Engines and parts, is even greater than the $3 to $3.5 billion and we think most of that inventory correction at the dealer level will have occurred in the course of 2009.

Robert McCarthy - Robert W. Baird & Co. - Analyst

That is a useful clarification. Thank you. A question I wanted to ask you, Jim, is the release, of course -- and you have made comments on the call about being ready to rapidly ramp up production in response to a cyclical improvement in demand. I think most people would argue that, in this correction that we have seen, companies have been very aggressive, very quick to cut costs in capacity and rightsize their businesses because of increased risk. And at the same time, you and others have identified reduced availability and higher cost credit as a specific penalty for smaller companies. So how can you address the supply chain's ability to rapidly ramp up this time when the supply chain was a big part of the problem you experienced in this past upturn?

Jim Owens - Caterpillar Inc. - Chairman & CEO

Okay, great question. Let me touch on two things. One, the pro-cyclicality of the inventory cycle in this particular business cycle I think has been particularly acute. Not only we, but companies across the industrialized world have been very responsive. The volume dropped so quickly after the fourth-quarter collapse of credit markets a year ago that companies have been scrambling to take employment down and take inventories out.

So we have been -- in fact, we have got a roadshow starting now with our Vice President for Purchasing, one of our Group Presidents to help our suppliers understand the magnitude of that impact on them just as business stabilizes next year and once we have got the inventory correction behind us.

We think with a very modest increase in sales that the likely requirements on our supply chain is 70% to 80%. It is a staggering number I know, but do the math on some of this inventory swing and you'll get there. That is the kind of increase we are looking for from them. We know they have the capacity for it because we had good capacity utilization in the latter half of 2008. So like us, they have gone to layoffs, rolling layoffs and we have to get that capacity prepared to come back. And we know it is a very tall challenge.

Again, we have had a project Ed Rapp and our treasury group have headed up this year on -- very much focused on cash flow, liquidity getting inventory out. Now we are simultaneously -- we're going to walk and chew gum here together -- working on a project to be ready to power up and that means bring our suppliers back online, be sure we have got good material availability, leverage the great work that has been going on across our factories with the Cat Production System to get very good pull-through on the volume side on the way up.

Robert McCarthy - Robert W. Baird & Co. - Analyst

Jim, does that mean (technical difficulty). I was just going to ask, Jim, does that mean that you are exploring or willing to be a source of working capital financing in the early part of this process?

Jim Owens - Caterpillar Inc. - Chairman & CEO

Well, we have got our treasury teams working hand in glove with our global purchasing group and with suppliers and we are trying to position ourselves to know which ones are in trouble, to do everything we can to help them. Ideally, Ed, we would help them find bank sources to the extent feasible. In an emergency situation, a critical case, we might do some things to help also, but do you want to comment on that, Ed?

Ed Rapp - Caterpillar Inc. - Group President

I think the thing we are working with our bank relationships is the opportunities in terms of finding sources for our key suppliers, as well as dealers because we want them to have those alternative sources of funding.

The other thing we are looking at is the possibility of a supplier finance program as part of our payables structure. And so we are very focused on, as Jim said, walk and chew gum of making sure we stay strong in the event that this thing does stay challenging for a period, but also being willing to respond when it does snap back. Because at least in our history when you see the rapid decline that we have seen, in most cases when it does come back, it comes back strong.

Jim Owens - Caterpillar Inc. - Chairman & CEO

It probably will not come back smoothly. The question is exactly when, but keep in mind, in '04 before after a prolonged recession, most of our machine product lines had about of 40% jump in the year 2004. So with all of the macroeconomic uncertainties clouding the skies today, we feel we need to be prepared for all contingencies and nimbleness is the order of the day and the key word around here and our earnings, of course, are very much a function of what kind of capacity utilization we are going to have next year. So that is the thing I'd keep my eye on if I was you.

Mike DeWalt - Caterpillar Inc. - IR

Thanks, Rob.

Operator

Andy Casey.

Andy Casey - Wells Fargo Securities - Analyst

Wells Fargo Securities. Thanks for taking my question. I guess it is a piggyback on what I believe Rob's question was. Have you seen any sequential improvement in service parts demand as you have gone through this year? I am just trying to get at the capacity of your end-use customers.

Mike DeWalt - Caterpillar Inc. - IR

We don't break that out separately, Andy, but yes, over the past quarter, we have seen some improvement. I wouldn't call it massive, but we have definitely seen a turnaround in the trend.

Ed Rapp - Caterpillar Inc. - Group President

As well as with rental fleet utilization.

Jim Owens - Caterpillar Inc. - Chairman & CEO

I would say maybe a slight uptick in mining-related businesses we think is occurring and we think dealer inventory reductions are getting closer to running their course on the parts side.

Andy Casey - Wells Fargo Securities - Analyst

Okay. And then if you could compare that, without getting quantitative, could you compare kind of qualitatively what you have seen in prior downturns? Is it pretty much in line or is that tracking a little bit slower than typical?

Jim Owens - Caterpillar Inc. - Chairman & CEO

Well, this has been the mother of all recessions in any of our working lifetimes. The correction in terms of top-line sales and revenue drop for every machine line if you go back to the '82 to '84 period has been greater. The amount of excess capacity, if you will, that is out there, the number of parked machines, etc., unusual. The amount of parts demand dropped was greater than in any recession we have seen since the '30s.

Andy Casey - Wells Fargo Securities - Analyst

Okay, thank you very much.

Operator

Ann Duignan.

Ann Duignan - JPMorgan - Analyst

Hi, good morning. It's JPMorgan. My first question is just a clarification on Q4 guidance. If I back into your full year versus your first three quarters, I get about $0.20 for Q4 earnings. Is that right or are you taking --?

Mike DeWalt - Caterpillar Inc. - IR

Yes, that is about right. I think, year-to-date, we are at $1.77 and again, we have a range of $1.85 to $2.05. But the midpoint is $1.95. So at midpoint, you are pretty close, yes.

Ann Duignan - JPMorgan - Analyst

And where do you think, since you seem to know what consensus is baked in and not baked in in different line items coming into this quarter, where do you think the biggest difference is, Mike, for Q4 versus -- where you think consensus is right now?

Mike DeWalt - Caterpillar Inc. - IR

Well, I don't know. I think consensus was $1.49 for the year. Based on where we are year-to-date, I would be surprised if it didn't go up. So I don't quite know how to respond to that yet. My comment earlier was fundamentally around taxes. The favorable taxes in the quarter were not something that was -- the prior-year settlements were not something that was in our outlook before. It wasn't in our numbers. We hadn't talked about it so my presumption was that it wasn't in anybody else's numbers either. I don't know what consensus for the fourth quarter is going to shake out at. So a little early for that.

Ann Duignan - JPMorgan - Analyst

Do you think that that is all related to the fact that you are way behind on your inventory reduction goal of $3 billion? Are you going to cut production even harder in the fourth quarter to try and meet that goal or have you given up on that?

Mike DeWalt - Caterpillar Inc. - IR

Do you mean dealer inventory or our inventory?

Ann Duignan - JPMorgan - Analyst

Your inventory.

Mike DeWalt - Caterpillar Inc. - IR

Yes, our inventory -- actually, if you look at it operationally, actually our inventory reduction is a little bit better than the headline number looks at. Remember, so far this year, we have had about $250 [sic $230] million of LIFO decrement benefits. That actually goes the other way. You end up writing up inventory. The P&L side is a credit. So I think if you just look at inventory operationally, it is a little bit better than the headline number because we have had LIFO benefits. And we do expect further inventory reductions of ours in the fourth quarter in addition to dealer inventory reductions in the fourth quarter.

Jim Owens - Caterpillar Inc. - Chairman & CEO

And most of that is burning off inventory and improving our turns. I mean, keep in mind, the drop in production is 50% plus almost across the board. So we had a pipeline of materials coming in. We shut that pipeline down. We are now burning off that inventory as we build. So our build schedules in the fourth quarter likely are going to be higher than the third. But we will continue to work inventory down as we burn off excess work in process inventory in the channel.

Ann Duignan - JPMorgan - Analyst

Okay, that's helpful. And then just in 2010, what kind of color can you give us on kind of some of the other operating areas relative to revenues and maybe profits? And like you mentioned pension as a headwind, can you give us any kind of quantification? I know you don't crunch all the numbers until year-end.

Mike DeWalt - Caterpillar Inc. - IR

No, we did that for a specific purpose, Ann. We really are still working on the profit forecast for next year and we don't have one to share. But our top-line number of up 10% to 25% I think was probably a little bit higher than most people were thinking. And we are just trying to provide a little balance here. Not everything is going to be positive next year.

This year, for example, 2009, we have had significantly favorable tax, and particularly if you look at this quarter where we had $129 million related to prior-year tax settlements. I mean we would certainly not expect that to repeat and our going-in assumption to next year would certainly be probably for tax expense, not tax credit.

So taxes are an issue. We have a big sizable inventory reduction this year. We have got LIFO decrement benefits. We would probably not have as much of that going into next year. We mentioned pension because it looks like pension expense is going to be up. We haven't quantified it and I am not going to do that today.

Tier 4, really Tier 4 interim starts in 2011. R&D is a big deal around here right now. We have got a lot of products. It is an important milestone and we mentioned this in this morning's release too, R&D expense is likely to go up next year. So on the very positive side, we are looking for additional volume. We are not expecting or I would think redundancy costs for this year are a big negative that would go away, but on the other hand, there is still going to be continued cost pressure. But sorry, can't get much more specific about that. The fact of the matter is we are still working on it.

Ann Duignan - JPMorgan - Analyst

In financial services, you anticipate a headwind or a tailwind?

Mike DeWalt - Caterpillar Inc. - IR

Again, I'd say we are still working on everything. I think in general though, Cat Financial's profit this year has been pretty good and again, I think the economy next year overall looks a little bit better to us. How that will play out to Cat Financial, we will have to wait and see.

Ann Duignan - JPMorgan - Analyst

Okay. I appreciate the color. I'll get back in line.

Operator

Daniel Dowd.

Daniel Dowd - Sanford Bernstein - Analyst

Bernstein. Good morning, guys. In the past, I believe Jim has spoken about, in the trough, being able to do $2.50 in EPS and I think the numbers that were bandied about for that was sort of the $35 billion in revenue. When you look at your revenue guidance, the low end of it suggests $35 billion. Do you stand by the former statement that numbers in the $2.50 range are appropriate for investors to think about?

Jim Owens - Caterpillar Inc. - Chairman & CEO

Yeah, you know, let me maybe take that one. We didn't give any specific forecast for 2010 and Mike just went through some of the challenging headwinds we have. Keep in mind, we invested very heavily over the period, particularly '05 to '08, taking our capacity from the low $20s to well over $50 billion.

This year, we have absorbed a $20 billion plus drop in our expectations of revenue in the year and sustained profitability. And we have got our Tier 4 requirements staring at us. I think right now -- I mean we haven't -- we are in the beginning phases of working with all of our business units to put together a business plan and we just don't want to give any additional guidance. But the $2.50 was kind of generically -- in the window ahead, we think we can get our earnings to that level if business stabilizes at that very low level.

As you know, we think there is a high probability, 75% plus, that we get a more normalized global economic recovery and our sales go back into the $55 billion to $60 billion range within a three to four-year timeframe going out. This is kind of key because we have got to keep ourselves positioned for the growth. At the same time, we have to deliver reasonable returns at the very bottom end of that range.

So we will be watching very closely macroeconomic policies, our sales forecast and as I said earlier, the nimbleness is the key. All of our leadership teams are gearing themselves to perform attractively well, meaning cover the cost of capital, generate cash, maintain our credit rating, if we stay at the bottom end of this range. And at the same time, we are trying to gear ourselves for a pretty rapid upside potential if the right policies play out because we think this economy -- there is enough monetary and fiscal stimulus out there that creates a great deal of uncertainty around our top line.

That is the key to the earnings next year is what kind of top-line sales and revenue you see and we will give you that specific guidance as we tighten up that range and as we go through the business unit discussions, which is our normal process in December. So we will be ready for you come January.

Daniel Dowd - Sanford Bernstein - Analyst

Okay, let me turn to a different issue around the Engine business. So the guidance calls for Engines, at the midpoint of your guidance, to be slightly down and you mentioned in particular that the turbine business would be off. Clearly, those businesses are heavily exposed to natural gas, but they are also exposed to oil. What kinds of commodity prices do you think you would need to see to believe that the turbine business is off in a -- I think we can all agree it is probably not going to have another record year, but off in a very minor way, off 5% year-on-year from '09 to 2010? What kinds of commodity prices do you see or is it the case that the engineer-to-order process in that business takes so long that there is actually no way to fill up most of the demand for next year?

Mike DeWalt - Caterpillar Inc. - IR

Dan, this is Mike. I mean there are so many questions you kind of have wrapped around there. Actually, I think oil prices where they are right now are actually quite positive. Gas prices are actually still negative. Getting better, but negative.

To the point that -- you almost kind of answered the question yourself. Just the process for Solar takes some time from beginning to end. So part of the strength this year is projects that were put in place the year before. So I think some of the downward momentum has already played into next year.

But don't get me wrong, we are not expecting a big down year for Solar. What we have said -- in fact, when we had everybody out to Solar, we said it would still be a very good year just off from kind of the record levels of 2009. And to be able to tie it exactly to an oil price, I think that would be tough. A lot of it would have to do with expectations, spare capacity, production levels. It is probably more than just the price.

Daniel Dowd - Sanford Bernstein - Analyst

Great. Thank you.

Operator

Jamie Cook.

Jamie Cook - Credit Suisse - Analyst

Hi, good morning. Two questions. You guys sort of addressed what you are trying to do externally to prepare for an upturn. You talked about the supply chain, etc. Can you talk about the things you are doing internally and in particular with employees and how you think about how many you need to add back and structurally can the employee base be lower on the sales increase with some of the cost initiatives you have done? And then second, just Jim, you alluded to marketshare gains to achieve the higher end of your sales forecasts for 2010. So can you just talk about specifically what markets or geographies that relates to and how we think about you balancing that with profitability?

Mike DeWalt - Caterpillar Inc. - IR

Jamie, I will start out with that one. Okay? If you look at what we have done so far this year to manage production and costs down in line with not just demand, but inventory cuts as well, we certainly had layoffs. We reduced temporary agency contract employees. We cut over time, but another big thing that we have done, particularly in the second and third quarter, probably to a lesser degree coming up in the fourth, are rolling factory shutdowns.

In other words, we could get a volume increase just by eliminating or reducing the rolling plant shutdowns. We did that for flexibility. So I think the answer to your question is it depends largely on whether or not we are at the bottom end of our guidance or the top end of our guidance.

Jim Owens - Caterpillar Inc. - Chairman & CEO

I think that is the key point Mike pointed out.

We have been working on flexibility of all costs. I have been very encouraged. We have taken more than 25% out of what you would normally call period costs on a running rate. And our operating efficiencies -- I mean given the magnitude of the production drop this year and our working with dealers to help them manage inventories down successfully, so we keep our whole chain liquid.

We have effectively used this rolling layoff as a way to be able to ramp down dramatically. We shut down the whole of North America for close to half of the last quarter, the same with all of Western Europe. Not only the assembly plants, but the feeder supplying engine and component divisions.

And so that workforce is still there, still trained. I just visited two or three factories in the last couple of weeks. We are working on our training now with the Cat Production System as people are changing jobs and getting prepared for ramp-ups internally, really working on the material flows and availability and on the execution, which would show up in terms of on-time shipments even with these disruptions. And I must say I am very encouraged with the execution focus that our teams have out there despite all the macroeconomic trauma. I think we have had a good strategy. We have laid out process discipline. Our teams are working on execution and given the traumas of market fluctuations, I think doing a terrific job.

Jamie Cook - Credit Suisse - Analyst

Okay. And do you feel like incremental margins coming out of the cycle, should we think about it typical to historic or with some of the initiatives you have done, should they be better? And then just a marketshare question.

Jim Owens - Caterpillar Inc. - Chairman & CEO

I'll be sorely disappointed if they are not substantially better than in the run-up in the '04 through '08 period. Historically, when we have come out of a period where we have low -- see, in that that period of time, we were adding capacity as we were growing. This time, we are going to be utilizing capacity we have already created. And we have put in place a lot of process disciplines around the Cat Production System. Some of our divisions are way ahead and you just visited, many of you, our gas turbine division. I think that is indicative of the kind of things you're going to see from all of Caterpillar.

But I am excited about the volume leverage and the pull-through capability we should have on the upside and that is what we talked to you about during our analyst meeting here in Peoria in early August.

Ed Rapp - Caterpillar Inc. – Group President

Jamie, on your marketshare question, the one thing I would say is that, as this thing drags on a little bit longer, I think a key part of that is going to be driven by the strength of our dealer organization. Like I said, overall credit markets have improved, but for less than investment-grade companies, it is still pretty tough. And I think competitive distribution has had challenges with that. Cat dealers are well-capitalized and I think that is going to play out well for us as we get into 2010.

Operator

Alexander Blanton.

Alexander Blanton - Ingalls & Snyder - Analyst

Good morning. It's Ingalls & Snyder. I wanted to ask you about the tax benefit for a minute. The $129 million is actually less than the total tax credit.

Mike DeWalt - Caterpillar Inc. - IR

That's correct.

Alexander Blanton - Ingalls & Snyder - Analyst

 Which was about $139 million. So even if you add that back, you still would have had a tax benefit of $10 million versus a normal tax rate of, what, 30%?

Mike DeWalt - Caterpillar Inc. - IR

That's correct.

Alexander Blanton - Ingalls & Snyder - Analyst

So what was the reason for that? Obviously you can't keep going that way.

Mike DeWalt - Caterpillar Inc. - IR

Yes, I think two things helped the tax rate, excluding the impact from the settlement of the prior year returns. And that is geographic mix of where profits were. If you have losses in high-tax jurisdictions and profits in lower-tax jurisdictions, that helps the overall. And in addition to that, the closer you get to breakeven, the more impact things like the R&D tax credit have. I mean you have the R&D tax credit, I am just using that as an example of a difference. And the lower the profit number, the more important that becomes to the rate. So I think fundamentally, it is things like R&D tax credit and geographic mix.

Alexander Blanton - Ingalls & Snyder - Analyst

Okay. Okay, good. So for next year, what should we look for for the tax rate?

Mike DeWalt - Caterpillar Inc. - IR

Yes, we have not provided any profit guidance for next year, Alex. We will try to give you some idea of what to use when we do our outlook for next year. I mean you can see from the low tax rate this year that it is very sensitive. Particularly the lower the profit number, the more sensitive it is to this impact from geographic mix. And so we certainly have more work to do on coming up with a profit number overall let alone by geography.

Alexander Blanton - Ingalls & Snyder - Analyst

Yes, okay. Because if you had a normal tax rate, it would have been about a $0.30, $0.35 impact not just the $0.20 impact. So that was probably one of the reasons why you beat the number by so much. But the other thing was you had a very remarkable result on the gross margin line, which I haven't seen -- I have been following the Company for 36 years and I have never seen you do so well there. Your sales of Machinery and Engines were off 46% and your gross margin on Machinery and Engines actually went up by five basis points because the incremental, the decremental margin there was only about 20%. And in past years, it has always been 30% to 40% when sales went down, usually at the high end of that. So that was a terrific result.

Mike DeWalt - Caterpillar Inc. - IR

I think, in general, decremental margins during this downturn have been very, very good. We had plans in place ahead of time. We acted early. We have been very disciplined on costs and as you say, Alex, we have seen that roll through and impact the profit numbers.

Alexander Blanton - Ingalls & Snyder - Analyst

So what do you think that will be on the upside going next year, the incremental margin rate?

Mike DeWalt - Caterpillar Inc. - IR

Yes, again, Jim kind of handled that question a minute ago. I will defer the 2010 number until we get a little further down the planning process and actually have a profit number to talk about. But to Jim's point earlier, if you compare where we were from say '04, '05, up through '08 where we were adding capacity and cost, the idea is that we will do better. Thanks, Alex.

Alexander Blanton - Ingalls & Snyder - Analyst

Thank you.

Operator

Robert Wertheimer.

Robert Wertheimer - Morgan Stanley - Analyst

It's Morgan Stanley and good morning, everybody. The first question I had is on the balance on inventory drawdowns at the dealer level between your lane strategy where you're trying to do a structural decline from, I think you have said, 5.5 months to around 2, 3 and I know none of this environment right now is normal. So the question is does this cycle really help get you there and are you at the right level in an absolute sense in dollar terms of the dealers? Or do you still have work to do? I would calculate another $1 billion over the next couple of years depending on the sales level.

And then the second question within that would be is the dealer inventory the right mix at the dealers or is it the wrong mix for the lane strategy? And do you have -- are you there or more work to do?

Mike DeWalt - Caterpillar Inc. - IR

My guess is that is going to be all over the map depending upon the dealer. For example, their mix of inventory. I think it is going to be hard to answer you very specifically, but I think, in general, by design, having the lane strategy and having us hold more inventory and more standard configurations, by design, that is meant to lower dealer inventory. So we would hope that, in this cycle, we would have an opportunity to sort of structurally lower dealer inventory and make it less pro-cyclical in an environment like this, provide better delivery to customers, improve marketshare, improve quality, all the good things you get from standardization.

So I think in general, by design, we do want it to help minimize the differences and increases and cyclical decreases in dealer inventory. But specifically, where it is at, we still have more lane one inventory to add. Given what has happened in this economic environment to machine sales, just the dramatic decline this year, what is going to happen over the next 12 months I think is largely going to be dependent upon whether or not we are at the bottom end, the middle or the top of this range.

I mean in terms of sales to end users of new machines, the impact is more significant actually than it looks like from a total standpoint in our sales and revenues because, again, if you look at the third quarter of this year, half of our top line was integrated service-related businesses. And much of the increase next year will be new machines and engines. So it is more significant I think than it looks like on the surface.

Robert Wertheimer - Morgan Stanley - Analyst

Okay, thank you. And then my second question would be on the past-dues on the credit side. It actually looked pretty good. I mean the increase in the past-dues was not really much more than you'd see in a normal seasonal pattern as I guess the construction season ends basically. So I would have expected a little bit worse just given that it has been all long tough downcycle for a lot of the contractors. Do you think that the strain out there on the contractor base is fully reflected or do you think there is still a risk that, as construction ends we come into winter, that more guys than normal slide past due?

Mike DeWalt - Caterpillar Inc. - IR

Well, to your point, there is normal seasonality. When our customers have less work in the winter, past-dues do tend to inch up a little bit. That is a normal seasonal pattern and I would certainly be surprised if you didn't have an impact from a seasonal pattern.

The flipside of that is what is happening in the economy overall is also a bit of a wild card. Past-dues do tend to follow economic activity and I kind of said this in the preamble a little bit and I think we say this in the release that over the next six months or so, particularly based on our world economic outlook, we would expect over the next six months to peak at levels not far from where we are at now, but certainly the seasonal pattern will have an impact. So it wouldn't surprise me if it went up a little bit more.

Robert Wertheimer - Morgan Stanley - Analyst

Thanks.

Operator

Andrew Obin.

Andrew Obin - BofA-Merrill Lynch - Analyst

Yes, BofA-Merrill Lynch. Just a question, and I apologize if I missed the explanation, but as I looked at your outflow in terms of profit forecast for '09, the upper end of the guidance actually declined despite the read on the quarter. And I guess maybe I am not reading it correctly, but is that the right read and why?

Mike DeWalt - Caterpillar Inc. - IR

The bottom end of the outlook came up a lot. The midpoint increased $0.25, but you are right. The top end came down on little. The top end of our sales outlook or sales and revenues outlook before was $36 billion. So as that came down to a top end of $33, that took the edge off the top end of the outlook. But at the midpoint, we are up $0.25 a year.

Andrew Obin - BofA-Merrill Lynch - Analyst

You were sort of -- my only question is -- so your statement last quarter that you could lose money in Q2 referred to the lower end of the outlook?

Mike DeWalt - Caterpillar Inc. - IR

Q3?

Andrew Obin - BofA-Merrill Lynch - Analyst

Q3. I apologize, yes.

Mike DeWalt - Caterpillar Inc. - IR

Yes, well, when we were looking at Q3, we were looking at continued weakened user demand. We were looking at another sizable reduction in dealer inventory. We had plant shutdowns scheduled for the big engine facilities and at the time, we were not expecting the big favorable tax item. So operationally, we did better. Costs, margins were a bit better than we thought they were going to be, but the pressure on the top line that caused us to be cautious about the third quarter was certainly there.

Andrew Obin - BofA-Merrill Lynch - Analyst

So the difference between Q4 outlook now and before is just continuing underproduction to retail demand?

Mike DeWalt - Caterpillar Inc. - IR

Well, we never really provided a Q4 outlook before. So if you look at where Q3 is right now and kind of the midpoint of Q4, we have a little bit more sales in Q4 than we do Q3 and probably quite a bit of that is less dealer inventory reduction. What we are talking about is dealer inventory reduction in a $3 to $3.5 billion for the full year. We have $2.6 billion in year-to-date. So I guess at the midpoint, that gives you, what, $600 million, $700 million -- $600 million or so of dealer inventory reduction in the fourth quarter. We had $1.1 billion in the third quarter.

Andrew Obin - BofA-Merrill Lynch - Analyst

And just a follow-up question. Do you guys see yourself quantifying the impact specifically from CPS at some time going into 2010? Are you guys planning on quantifying what CPS will do for earnings in 2010 when you release guidance at the end of the year?

Mike DeWalt - Caterpillar Inc. - IR

I would doubt that we would specifically quantify it. It is so far-reaching and it affects so many line items. I think the ability to be that specific is actually pretty tough.

Andrew Obin - BofA-Merrill Lynch - Analyst

Thank you very much.

Mike DeWalt - Caterpillar Inc. - IR

Thanks. And that brings us to the end of our time. Thank you very much for joining us today.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.